Exhibit 99.1
NEWS RELEASE

RAMBUS ANNOUNCES NEW STOCK REPURCHASE PROGRAM

Board of directors authorizes repurchase of up to 12.5 million shares

LOS ALTOS, CA – February 25, 2010 – Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies, announced that its board of directors approved a new share repurchase program authorizing the repurchase of up to 12.5 million shares.

"This action illustrates our confidence in the long-term prospects of the company and our ongoing commitment to shareholder value,” said Satish Rishi, chief financial officer at Rambus.

Share repurchases under the plan may be made through open market, established plans or privately negotiated transactions in accordance with all applicable securities laws, rules, and regulations.  There is no expiration date applicable to the plan.

In addition, the Company stated that it had mostly completed its 19 million share stock repurchase program authorized in October 2001 with less than one million shares remaining.   The new stock repurchase program replaces the program authorized in October 2001.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies.  Founded in 1990, the Company specializes in the invention and design of memory architectures focused on enriching the end-user experience of computing, communications and consumer electronics products.  Rambus’ patented innovations and breakthrough solutions in high-speed memory and complementary technologies have helped industry-leading chip and system companies bring superior products to market.  Rambus’ technology and renowned integration expertise solve some of the most complex chip and system-level interface challenges.  Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard products.  Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, and Taiwan.  Additional information is available at www.rambus.com.

Rambus and the Rambus logo are registered trademarks of Rambus Inc. All other trade names are the service marks, trademarks, or registered trademarks of their respective owners.

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RMBSFN

Press contacts:
Linda Ashmore
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Lori Shen
The Hoffman Agency for Rambus
(408) 975-3053
lshen@hoffman.com